                                                                    EXHIBIT 12.1

                        PLUM CREEK TIMBER COMPANY, INC.
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                 (dollars in thousands, except for ratio data)

                                                                                                            For the Nine Months
                                                 For the Year Ended December 31,                            Ended September 30,
                                 ---------------------------------------------------------------------      -------------------
                                                                                             Pro Forma                Pro Forma
                                  1993(1)     1994(1)     1995(1)     1996(1)     1997(1)      1997(2)      1998(1)     1998(2)
                                 --------    --------    --------    --------    --------    ---------      -------    --------
(A) Earnings:
    Income (loss) before
     income taxes                $ 91,549    $113,136    $111,303    $224,990    $111,776    $108,031       $53,974    $ 59,017

    Add:
      Fixed
      Charges per
      Item (B) below               36,737      47,410      46,836      50,141      60,384      60,789        45,080      45,266

    Less:
      Capitalized interest              0           0           0           0           0           0          (645)       (645)
                                 --------    --------    --------    --------    --------    --------       -------    --------
                                 $128,286    $160,546    $158,139    $275,131    $172,140    $168,820       $98,409    $103,638
                                 ========    ========    ========    ========    ========    ========       =======    ========

(B) Fixed Charges:
    Interest on
      indebtedness, the
      portion of rentals
      considered to be
      interest and
      amortization of
      deferred financing
      and bank fees                36,737      47,410      46,836      50,141      60,364      60,789        45,080      45,266
                                 --------    --------    --------    --------    --------    --------       -------    --------
                                 $ 36,737    $ 47,410    $ 48,836    $ 50,141    $ 60,364    $ 60,789       $45,080    $ 45,266
                                 ========    ========    ========    ========    ========    ========       =======    ========
    Ratio of earnings to
      fixed charges                  3.49        3.39        3.38        5.49        2.85        2.78          2.18        2.29
                                 ========    ========    ========    ========    ========    ========       =======    ========


(1) Historical ratios are calculated based on balances of Plum Creek Timber Company, L.P.

(2) Included in the computation of the pro formas' fixed charges is the interest expense of the Corporate Subsidiaries.